                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 SUN HEALTHCARE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                              101 SUN AVENUE, N.E.
                         ALBUQUERQUE, NEW MEXICO 87109

                                                                   June 22, 1998

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Sun Healthcare Group, Inc. The meeting will be held on Wednesday, July 22, 1998 at the Company's Rev. Dr. Kay M. Glaesner, Jr. Training Center, 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, at 9:00 a.m., local time.

    The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement.

    Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly complete, sign, date and promptly return the proxy in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

    We look forward to seeing you on July 22nd.

                                          Sincerely,

                                                   [SIG]

                                          Andrew L. Turner
                                          CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

                           SUN HEALTHCARE GROUP, INC.
                              101 SUN AVENUE, N.E.
                         ALBUQUERQUE, NEW MEXICO 87109

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 22, 1998

                            ------------------------

TO THE STOCKHOLDERS OF SUN HEALTHCARE GROUP, INC.:

    The 1998 Annual Meeting of Stockholders of Sun Healthcare Group, Inc., a Delaware corporation (the "Company"), will be held at the Company's Rev. Dr. Kay
M. Glaesner, Jr. Training Center, 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, on Wednesday, July 22, 1998, at 9:00 a.m., local time, to consider and vote on the following matters described in the attached proxy statement:

    1.  To elect four directors to hold office for three-year terms;

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1998; and

    3. To transact such other business as may properly come before the Company's Annual Meeting, or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on May 28, 1998 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope. If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

                                          For the Board of Directors,

                                                       [SIG]

                                          Robert F. Murphy
                                          SECRETARY

June 22, 1998

                           SUN HEALTHCARE GROUP, INC.
                              101 SUN AVENUE, N.E.
                             ALBUQUERQUE, NM 87109

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is furnished by the Board of Directors of Sun Healthcare Group, Inc., a Delaware corporation (the "Company"), in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, July 22, 1998, at 9:00 a.m., local time, at the Company's Rev. Dr. Kay M. Glaesner, Jr. Training Center, 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, and at any and all adjournments or postponements thereof. This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to the Company's stockholders on or about June 22, 1998.

PROXY PROCEDURES

    The persons named to serve as proxy holders were selected by the Board of Directors of the Company. If a proxy card is properly executed and returned before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any adjournments thereof. If a proxy card specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications. If no such specification is made on a proxy card which is signed and returned, such shares will be voted as recommended in this Proxy Statement by the Board of Directors. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote the shares in accordance with their best judgment. The Company does not presently know of any other business to come before the meeting.

    Execution of a proxy card will not in any way affect a stockholder's right to attend the meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

    The cost of solicitation of proxies will be paid by the Company. In addition, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial holders of stock held of record by such persons. The Company has not yet determined whether it will retain an outside company to assist in the distribution and solicitation of proxies. If the Company decides to do so, it will not spend more than $5,000 plus reimbursement of customary out-of-pocket expenses. Although it is contemplated that proxies will be solicited primarily through the mail, the Company may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, telecopier and other means.

OUTSTANDING SHARES AND VOTING RIGHTS

    At the close of business on May 28, 1998, there were outstanding 49,735,426 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Only the holders of Common Stock and eligible participants in certain of the Company's stock based benefit plans on May 28, 1998, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Annual Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker votes on some matters on a proxy card but not on others because the broker does not have discretionary power to vote on a particular matter. Abstentions and broker non-votes, however, do not constitute votes "for" or "against" any matter and thus will be disregarded and have no effect in the calculation of "votes cast" and, accordingly, will not affect the outcome of the vote.

    Directors will be elected by a plurality of the votes cast. Each other matter to be submitted to a vote of the stockholders at the Annual Meeting must receive an affirmative vote by a majority of the votes cast to be approved.

    Eligible participants in certain of the Company's stock-based benefit plans are entitled to instruct the trustee of the Sun Healthcare Group, Inc. Grantor Stock Trust (the "GSOP Trust") on how to vote a designated percentage of the shares of Common Stock held by the GSOP Trust. The percentage allocated to each eligible participant is solely for the purpose of voting the shares owned by the GSOP Trust. Such participants will receive proxy cards to direct the trustee, on a confidential basis, to vote the shares. If the trustee receives a proxy card on a timely basis from a participant, it will vote the participant's allocated shares as the participant instructs. If a participant signs and timely returns a proxy card without indicating a vote, the trustee will vote that participant's allocated shares in accordance with the recommendations of the Board of Directors. Allocations are based on the number of eligible participants who provide voting instructions to the trustee on a timely basis. All shares held by the GSOP Trust will be voted by the trustee based on the instructions received from eligible participants.

                     BENEFICIAL OWNERSHIP OF COMPANY SHARES

EQUITY OWNERSHIP OF MANAGEMENT

    The following table and footnotes set forth certain information regarding the beneficial ownership of Common Stock as of May 28, 1998 by (i) each director, (ii) the Named Executive Officers (as defined below) and (iii) all directors and executive officers of the Company as a group:

                                                                 SHARES            PERCENT OF
NAME OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED(1)    CLASS(1)(%)
-------------------------------------------------------  -----------------------  -------------
Andrew L. Turner.......................................          6,898,712(2)(3)         13.8%
William R. Anixter.....................................              2,000                  *
John E. Bingaman.......................................            185,354(3)(4)            *
Zev Karkomi............................................             86,704(3)(5)            *
Robert A. Levin........................................            180,727(3)(6)            *
Martin G. Mand.........................................              5,354(3)(7)            *
Robert F. Murphy.......................................             48,742(3)               *
Lois E. Silverman......................................              6,954(3)(8)            *
James R. Tolbert, III..................................             10,814(3)(8)            *
Mark G. Wimer..........................................            162,600(3)(9)            *
Robert D. Woltil.......................................             76,944(3)(10)           *
R. James Woolsey.......................................              5,250(3)(11)           *
All directors and executive officers as a group (20              7,859,831(12)
  persons, including those named above)................                                  15.6%

------------------------

*   Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of May 28, 1998, are deemed outstanding for computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

 (2) Includes 153,000 shares of Common Stock owned by the Turner Children's Trust, 26,024 shares of Common Stock held by the Andrew and Nora Turner Trust and 263,645 shares of Common Stock owned by the Turner Family Foundation (Mr. Turner disclaims beneficial ownership of these shares). Also includes currently exercisable options to purchase 200,000 shares of Common Stock.

 (3) Includes restricted shares awarded under the Company's 1997 Stock Incentive Plan and 1997 Non-Employee Directors' Plan which may be subject to a substantial risk of forfeiture. The number of restricted shares included for each person listed above as having restricted shares is as follows: Mr. Turner--200,800; Mr. Bingaman--2,151; Mr. Karkomi--2,151; Mr. Levin--73,200;
    Mr. Mand-- 2,151; Mr. Murphy--35,400; Mr. Schelling--34,800; Ms.
    Silverman--2,176; Mr. Tolbert--2,141; Mr. Wimer--74,400; Mr. Woltil--39,600;
    and Mr. Woolsey--2,000.

 (4) Includes currently exercisable options to purchase 42,750 shares of Common Stock.

 (5) Includes 200 shares owned by Mr. Karkomi's grandson. Mr. Karkomi disclaims beneficial ownership of these shares. Also includes currently exercisable options to purchase 42,750 shares of Common Stock.

 (6) Includes 3,000 shares owned by Mr. Levin and his wife, as to which Mr. Levin has shared voting and investment power. Also includes currently exercisable options to purchase 58,000 shares of Common Stock.

 (7) Includes currently exercisable options to purchase 2,750 shares of Common Stock.

 (8) Includes currently exercisable options to purchase 3,250 shares of Common Stock.

 (9) Includes currently exercisable options to purchase 58,000 shares of Common Stock.

(10) Includes 5,000 shares owned by Mr. Woltil and his wife, as to which Mr. Woltil has shared voting and investment power. Also includes currently exercisable options to purchase 16,667 shares of Common Stock.

(11) Includes currently exercisable options to purchase 3,250 shares of Common Stock.

(12) Includes an aggregate of 508,169 shares of Common Stock issuable upon the exercise of options that are currently exercisable or subject to vesting within 60 days of May 28, 1998. Also includes an aggregate of 512,970 restricted shares awarded under the 1997 Stock Incentive Plan and 1997 Non-Employee Directors' Plan which may be subject to a substantial risk of forfeiture.

EQUITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    The following table and footnotes set forth certain information with respect to each person believed by the Company to be the beneficial owner of more than five percent of Common Stock as of May 28, 1998:

                                                                    SHARES
                                                                 BENEFICIALLY      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNED(1)        CLASS(1)(%)
-------------------------------------------------------------  -----------------  -------------
Andrew L. Turner ............................................      6,898,712(2)          13.8%
  Sun Healthcare Group, Inc.
  101 Sun Avenue, N.E.
  Albuquerque, New Mexico 87109

Tweedy, Browne Company LLC ..................................      2,996,649(3)           6.0%
  52 Vanderbilt Avenue
  New York, New York 10017

The Crabbe Huson Group, Inc. ................................      2,707,900(4)           5.4%
  121 SW Morrison, Suite 1400
  Portland, Oregon 97204

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of May 28, 1998, are deemed outstanding for computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Includes 153,000 shares of Common Stock owned by the Turner Children's Trust, 26,024 shares of Common Stock held by the Andrew and Nora Turner Trust and 263,645 shares of Common Stock owned by the Turner Family Foundation (Mr. Turner disclaims beneficial ownership of these shares). Also includes 200,800 restricted shares awarded under the Stock Incentive Plan which may be subject to a substantial risk of forfeiture and currently exercisable options to purchase 200,000 shares of Common Stock.

(3) Based on a Form 13F filed with the Commission in May, 1998.

(4) Based on a Form 13F filed with the Commission in May, 1998.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

    The Bylaws of the Company provide that the Board of Directors shall be classified into three classes as nearly equal in number as possible, such that approximately one-third of the members of the Board shall be elected at each annual meeting of stockholders and each director shall serve for a three-year term.

    The Board of Directors currently is comprised of ten members and there are four director positions in the class whose term of office expires in 1998. The Board of Directors has designated John E. Bingaman, Martin G. Mand, James R. Tolbert, III and R. James Woolsey as nominees for election to three-year terms expiring in 2001 and until their successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. There are no family relationships among any directors, executive officers or nominees. Each of the nominees for election is currently serving as a director of the Company.

    The Board of Directors knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies received may be voted for a substitute nominee designated by the Board or the Board may reduce the number of directors. If any director resigns, dies or is otherwise unable to serve out his or her term, or the number of directors is increased by the Board, any vacancy so arising may be filled by the Board. A director elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

    Biographical information follows for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Directors' ages are as of the date of the Annual Meeting.

NOMINATIONS FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL
  MEETING

    JOHN E. BINGAMAN, age 52, became a director of the Company in 1993. Mr. Bingaman also served as a consultant to the Company from 1994 to 1996. Since 1993, Mr. Bingaman has been Vice President of BKS Properties. From 1993 to 1994, Mr. Bingaman was the President of Four Seasons Healthcare Management, Inc., which was the Company's subsidiary that managed certain long-term care facilities through management contracts. Between 1984 and July 1993, Mr. Bingaman was Chief Executive Officer of Honorcare Corporation ("Honorcare"), a provider of long-term care services, responsible for the overall management and strategic planning of Honorcare. Mr. Bingaman has over 25 years of experience in the long-term care industry.

    MARTIN G. MAND, age 61, became a director of the Company in 1996. Since 1995, Mr. Mand has been Chairman, President and Chief Executive Officer of Mand Associates, Limited, a financial consulting, speaking and writing firm. Mr. Mand was previously Executive Vice President and Chief Financial Officer of Northern Telecom, Ltd., a global manufacturer of telecommunications equipment, from 1990 to 1994. Mr. Mand also previously served as Vice President and Treasurer of E.I. du Pont de Nemours & Co., a chemical, allied products and energy company. Mr. Mand also serves on the Board of Directors of the Fuji Bank and Trust Company.

    JAMES R. TOLBERT, III, age 63, became a director of the Company in 1995 and was appointed Lead Independent Director of the Board of Directors in 1998. Mr. Tolbert has served as the Chairman,

President, Chief Executive Officer and Treasurer of First Oklahoma Corporation, a holding company, since 1986. Mr. Tolbert has over 15 years of experience in the nursing home industry. In addition, Mr. Tolbert is a member of the Board of Directors of Bonray Drilling Corporation, a corporation engaged in domestic onshore contract drilling of oil and gas wells.

    R. JAMES WOOLSEY, age 56, became a director of the Company in 1995. Mr. Woolsey has been a partner in the law firm of Shea & Gardner since 1995, where he previously had been a partner from 1980 to 1989 and from 1991 to 1993. From 1993 to 1995, Mr. Woolsey served as the Director of Central Intelligence for the United States government. From 1989 to 1991, Mr. Woolsey was the Ambassador and U.S. Representative to the Negotiation on Conventional Armed Forces in Europe. In addition, Mr. Woolsey is a member of the Board of Directors of Fibersense Technology Corporation, a fiberoptics sensor company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

    ZEV KARKOMI, age 74, became a director of the Company in 1993. Mr. Karkomi has over 25 years of experience in the real estate business, with a primary emphasis on properties owned and leased to long-term healthcare operators. He has served as President of Karell Capital Ventures, Inc., a corporation involved in the acquisition, sale, leasing and management of long-term care facilities, since 1980. Mr. Karkomi also serves as the President of Zevco Enterprises, Inc. and Executive Vice President and Chairman of the Board of Progressive Health Group, Inc., real estate investment companies.

    LOIS E. SILVERMAN, age 57, became a director of the Company in 1995. Ms. Silverman is a director of CONCENTRA Managed Care, Inc., a publicly owned provider of services to reduce the costs of workers' compensation, automobile, disability and health insurance claims. Ms. Silverman was a co-founder, served as the Chairman of the Board of CRA Management Care, Inc. from 1994 to September 1997 and as its Chief Executive Officer from 1988 to 1995. Ms. Silverman is the President of the Commonwealth Institute, a nonprofit organization she established in 1997 for the advancement of women entrepeneurs. Ms. Silverman is also a director of CareGroup and Immunetics, a member of the Dean's Council of the Harvard School of Public Health, an overseer of Tufts University Medical School and a Trustee at the Hebrew Rehabilitation Center for the Aged at Simmous College.

    MARK G. WIMER, age 45, became a director of the Company in 1993. Mr. Wimer became the President and Chief Operating Officer in September 1997. Mr. Wimer had previously served as Senior Vice President for Inpatient Services from 1996 until September 1997. Mr. Wimer previously served as the President of SunRise Healthcare Corporation ("SunRise"), from 1993 until 1995. From 1988 to 1993, Mr. Wimer was President and Chief Executive Officer of Franciscan Eldercare Corporation, a non-profit organization that developed and managed long-term care facilities. From 1984 through 1988, Mr. Wimer was Regional Vice President of Operations for The Hillhaven Corporation ("Hillhaven") and had responsibility for management of long-term care facilities for Hillhaven in Washington, Oregon, Idaho and Montana.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

    ANDREW L. TURNER, age 51, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Turner has served in each of these capacities for the Company since its formation and served as President of the Company from the Company's formation until September 1997. Mr. Turner is also the founder of the Company and has overseen the development of the Company's business since its inception in 1989. Mr. Turner was also a founder and previously served as Chief Operating Officer of Horizon Healthcare Corporation, a healthcare services provider, from 1986 to 1989. Prior to 1986, Mr. Turner served as a Senior Vice President of Operations of Hillhaven. Mr. Turner has over 20 years of experience in the long-term care industry. Mr. Turner is also a member of the Board of Directors of Watson Pharmaceuticals, Inc., a pharmaceutical products company, and of The Sports Club Company, Inc., an operator of sports and fitness clubs.

    WILLIAM R. ANIXTER, age 74, became a director of the Company in April 1998 to fill the vacancy on the Board created when Robert A. Levin stepped down as a director. Mr. Anixter has been the President of Chama Resources, Inc., a privately held real estate management company, since 1989. He was co-founder and vice chairman of Anixter Bros., Inc., a publicly owned international distributor of wire, cable, fiber optics and related networking products, which was sold to an investor group in 1986. Mr. Anixter also serves on the boards of Anicom, Inc., a publicly owned distributor of communications-related equipment, the United World College and the Boys Club of Albuquerque.

    ROBERT D. WOLTIL, age 43, became a director of the Company in 1996. Mr. Woltil became the Chief Financial Officer of the Company in 1996. From 1982 to 1996, Mr. Woltil served in various capacities for Beverly Enterprises, Inc. ("Beverly"), a healthcare services provider. From 1995 until 1996, Mr. Woltil was President and Chief Executive Officer of Pharmacy Corporation of America, a subsidiary of Beverly. From 1992 to May 1995, Mr. Woltil was the Chief Financial Officer of Beverly, and from 1990 to 1992, Mr. Woltil was the Vice President--Financial Planning and Control for Beverly. Mr. Woltil is also a certified public accountant.

                  COMMITTEES OF THE BOARD AND BOARD ATTENDANCE

COMMITTEES OF THE BOARD

    To assist in the discharge of its responsibilities, the Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The members of these standing committees are elected by the Board of Directors and serve at the pleasure of the Board.

    AUDIT COMMITTEE. The Audit Committee has the responsibility of making recommendations to the Board concerning the engagement of the Company's independent public accountants, reviewing the overall scope and results of the annual audit and performing such functions as may be prescribed by the Board. The Audit Committee also reviews proposed audit fees, fiscal year-end audit results and the internal financial controls of the Company. In 1997, the Audit Committee was comprised of James R. Tolbert, III, Zev Karkomi, Lois E. Silverman, Martin G. Mand and John E. Bingaman. None of these members were employees of the Company. The Audit Committee met eight times during 1997, and each member of the Audit Committee attended all Audit Committee meetings.

    COMPENSATION COMMITTEE. The Compensation Committee is authorized to review the compensation of the senior officers of the Company and to determine salaries, bonuses, stock options and any other forms of equity-based compensation, to review recommendations to the Board concerning the compensation of the directors and to perform such other functions as the Board may direct. The Compensation Committee also administers the Company's stock option plans for employees. In 1997, the Compensation Committee was initially comprised of Lois
E. Silverman and Messrs. Mand and Woolsey. In June 1997, Mr. Woolsey was replaced by James R. Tolbert, III. None of these members were employees of the Company. In 1997, the Compensation Committee held seven meetings, and each member of the Compensation Committee as of the date of such meetings attended the meetings with one exception.

    NOMINATING COMMITTEE. The Nominating Committee was formed by the Board of Directors in September, 1997, however it did not meet during 1997. In April, 1998 the Committee met to consider the candidacy and recommend the nomination of Messrs. Anixter, Bingaman, Mand, Tolbert and Woolsey. The Nominating Committee, among other things, recommends to the Board of Directors (i) candidates to be nominees for election to the Board of Directors at annual meetings of stockholders and to fill any newly created directorships or vacancies on the Board of Directors and (ii) candidates for appointment to the committees of the Board of Directors. The Nominating Committee will consider nominating a director candidate recommended by a stockholder upon the submission of a recommendation in accordance with Article I, Section 13 of the Company's Bylaws. See "Stockholder Proposals." The Nominating Committee is currently comprised of Andrew L. Turner, Zev Karkomi and Lois Silverman. Following the 1998 Annual Meeting, the Nominating Committee will be composed solely of non-employee directors.

ATTENDANCE AT BOARD MEETINGS

    During 1997, the Board of Directors held 12 meetings by conference call or in person and took two actions by written consent. No director attended fewer than 75% of the total meetings of the Board of Directors.

                       NON-EMPLOYEE DIRECTOR COMPENSATION

    Non-employee directors of the Company are entitled to receive an annual fee of $24,000, which is payable in four equal quarterly installments. In addition, each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual fee of $4,000, payable in four equal quarterly installments. The Lead Independent Director of the Board of Directors is entitled to an annual fee of $12,000, which is payable in four equal quarterly installments. Effective April 11, 1997, non-employee directors and Committee Chairpersons have the election of receiving (i) the entire annual retainer and Committee Chairpersons fees, if applicable, in cash, or (ii) one-half of the retainer and Committee Chairperson fees, if applicable, in cash and the remaining one-half in the form of restricted common stock awards. If restricted stock is elected, for every dollar of cash given up, the recipient will receive restricted stock worth $1.10.

    Prior to April 11, 1997, non-employee directors were also entitled to receive fees of $1,200 for each Board of Directors meeting attended in person, $500 for each Board of Directors meeting attended by telephone and $500 for each Committee meeting of the Board of Directors attended in person or by telephone, plus reimbursement of out-of-pocket expenses for attendance at such meetings. Effective April 11, 1997, the fee for the first Board of Directors meeting or Committee meeting attended in person by a non-employee director in a single day was increased to $1,750. Directors are entitled to an additional $500 for each subsequent meeting attended that same day. The fees for any meetings that are attended by telephone are $500. In addition, pursuant to the 1997 Non-Employee Directors' Stock Plan, (i) non-employee directors already serving on the Board are awarded annually 2,000 shares of restricted common stock and non-qualified stock options to purchase 4,000 shares of common stock and (ii) non-employee directors who are elected to the Board for the first time or after a period of not serving on the Board are entitled to one-time awards of 5,000 shares of restricted common stock and non-qualified stock options to purchase 10,000 shares of common stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years shown of those persons ("Named Executive Officers") who were, during the latest fiscal year, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company:

                                                                          LONG-TERM COMPENSATION
                                                                                  AWARDS
                                                                         -------------------------
                                                  ANNUAL COMPENSATION     RESTRICTED   SECURITIES
                                                 ----------------------     STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY($)    BONUS($)   AWARDS($)(1)  OPTIONS(#)    COMPENSATION($)
------------------------------------  ---------  ----------  ----------  ------------  -----------  -----------------
Andrew L. Turner ...................       1997  $  537,312  $  550,000   $5,409,625       --           $   5,771(2)
 Chief Executive Officer                   1996     500,000     250,000       --           --               3,795
                                           1995     500,000      --           --          100,000           2,321

Mark G. Wimer ......................       1997     367,387     255,000    2,712,500       --               1,503(3)
 President and Chief Operating             1996     322,516     125,000       --           15,000           1,770
 Officer                                   1995     281,261     125,000       --           15,000             720

Robert D. Woltil ...................       1997     374,428     240,000    1,443,750       --                 870(4)
 Chief Financial Officer                   1996     296,164(5)    125,000      --          25,000             503

Robert A. Levin ....................       1997     341,193     138,000    2,668,750       --               1,503(6)
 Senior Vice President-                    1996     330,202      --           --           15,000           1,554
 Rehabilitation Services                   1995     281,261     125,000       --           15,000           1,556

Robert F. Murphy ...................       1997     267,469     108,000    1,299,625       --                 685(7)
 Senior Vice President, General            1996     260,000     100,000       --           --                 457
 Counsel and Secretary                     1995      35,000(8)     --         --           10,000          --

------------------------

(1) Restricted stock awards are valued at the Company's closing stock price on the date of grant. Dividends, if any, would be paid on restricted shares at the same rate paid to all stockholders. The Named Executive Officers held the following shares of restricted stock valued at December 31, 1997 at a closing price of $19.375 per share:

                                                                      NUMBER OF   MARKET VALUE
                                                                       SHARES     AT 12/31/97
                                                                     -----------  ------------
Mr. Turner.........................................................     251,000    $4,863,125
Mr. Wimer..........................................................      99,200     1,922,000
Mr. Woltil.........................................................      52,800     1,023,000
Mr. Levin..........................................................      97,600     1,891,000
Mr. Murphy.........................................................      47,200       914,500

(2) Consists of $236 of matching contributions under the Company's 401(k) Plan and the payment of $5,535 of life insurance premiums.

(3) Consists of $236 of matching contributions under the Company's 401(k) Plan and the payment of $1,267 of life insurance premiums.

(4) Consists of $236 of matching contributions under the Company's 401(k) Plan and the payment of $634 of life insurance premiums.

(5) Salary for 1996 represents amounts paid to Mr. Woltil in 1996 after the commencement of his employment by the Company in February 1996. Mr. Woltil's annualized salary for 1996 would have been $350,000.

(6) Consists of $236 of matching contributions under the Company's 401(k) Plan and the payment of $1,267 of life insurance premiums.

(7) Consists of $236 of matching contributions under the Company's 401(k) Plan and the payment of $449 of life insurance premiums.

(8) Salary for 1995 represents amounts paid to Mr. Murphy in 1995 after the commencement of his employment by Sun in November 1995. Mr. Murphy's annualized salary for 1995 would have been $260,000.

OPTION GRANTS IN LAST FISCAL YEAR

    None of the Named Executive Officers were granted stock options during the year ended December 31, 1997.

FISCAL YEAR-END OPTION VALUES

    Set forth in the table below is information concerning the value of stock options held as of December 31, 1997 by each of the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the year ended December 31, 1997.

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                             OPTIONS-AT-YEAR-END-(#)        AT-YEAR-END-($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Andrew L. Turner..........................................     100,000        100,000    $  --        $   --
Mark G. Wimer.............................................      38,000         25,000      240,625         62,500
Robert D. Woltil..........................................       8,334         16,666       58,338        116,662
Robert A. Levin...........................................      38,000         25,000      240,625         62,500
Robert F. Murphy..........................................      --             10,000       --             98,750

------------------------

(1) Based on the closing price of the Common Stock, as reported on the New York Stock Exchange, at December 31, 1997, which was $19.375 per share.

EMPLOYMENT AGREEMENT

    Mr. Turner had a five-year Employment Agreement with the Company which expired on June 2, 1998. Mr. Turner and the Company are currently in the process of preparing a new five-year Employment Agreement. The Employment Agreement will provide for an annual salary of $700,000 effective as of April 1, 1998, with an increase of $150,000 on each of April 1, 1999 and 2000.

SEVERANCE AGREEMENTS

    The Company has entered into severance agreements (the "Severance Agreements") with certain executive officers, including the Named Executive Officers. Each Severance Agreement provides that in the event of the "involuntary termination" of the executive, he or she will be entitled to receive any accrued but unpaid salary plus a pro rata portion of annual bonus. An "involuntary termination" is defined as a termination by the Company for reasons other than an executive's disability that do not constitute "cause" or an executive's resignation for "good reason." In addition, the executive will be entitled to a severance payment equal to two times salary at the rate in effect at the time of the executive's involuntary termination, or, in the event that such termination occurs within two years following a change in control of the Company (as defined below), a severance payment equal to three times salary at the rate then in effect. The executive will continue to receive health and other benefits for a period of two years following his or her involuntary termination (or for a period of three years in the event that such termination occurs following a change in control of the Company). The Severance Agreements also provide for a gross-up payment to be made to the executives, if necessary to eliminate the effects of the imposition of the excise tax under Section 280G of the Code on the payments made thereunder. The Severance Agreements contain noncompetition and nondisclosure covenants.

    For purposes of the Severance Agreements, "change in control" is generally defined as (i) the acquisition by a person or group of beneficial ownership representing 33 1/3% of the Company's then outstanding voting stock, (ii) stockholder approval of a merger or consolidation of the Company other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto continues to represent at least 66 2/3% of the combined voting power of the surviving entity's outstanding voting securities, (iii) under certain conditions, a change in the majority of the Board of Directors of the Company, or (iv) stockholder approval of a reorganization of the Company or a sale of substantially all of the Company's assets.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act and the rules promulgated thereunder require the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to report their ownership and changes in their ownership of Common Stock to the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Copies of the reports must also be furnished to the Company. Specific due dates for the reports have been established by the Commission and the Company is required to report in this Proxy Statement any failure of its directors, executive officers and more than ten percent stockholders to file by these dates.

    Based solely on a review of the copies of such forms received by it and the Commission, written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1997 all
Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were met with the exception of (i) Andrew P. Masetti whose Form 3 was filed one week late due to an oversight and (ii) Thomas Hamilton who reported one transaction reportable on Form 4 one month late due to an oversight.

                           RELATED PARTY TRANSACTIONS

    Mr. Turner, the Chief Executive Officer of the Company, guarantees the Company's obligations under a lease for a nursing home in Connecticut. Mr. Turner is the guarantor of subleases on three facilities in Illinois, the sublessor of which is a company co-owned by Mr. Karkomi, a member of the Company's Board of Directors. Mr. Karkomi's company, in turn, is the guarantor of the master lease. Mr. Turner also guarantees the Company's obligations under one facility lease in Washington.

    From time to time, the Company incurred costs on behalf of and engaged in various transactions with Mr. Turner with respect to personal automobiles and home furnishings, resulting in indebtedness totaling $140,991. In 1997, Mr. Turner repaid such amount in full, together with interest at an average rate of 6.4%.

    Kenneth C. Noonan, Senior Vice President--Business Development, is indebted to the Company in the amount of $380,000 at an interest rate of 8%. The Company entered into a short-term loan with Mr. Noonan for this amount in connection with his relocation in 1997 to the Company's headquarters in Albuquerque.

    Mr. Woolsey, in his capacity as a partner in the law firm of Shea & Gardner, provided certain legal services to the Company in 1997. The total amount paid to Shea & Gardner in 1997 for such services was approximately $24,000.

    As of December 31, 1997, the Company's nursing home subsidiary, SunRise, was a lessee or sublessee of 57 facilities from partnerships or corporations in which Mr. Karkomi was a general partner, stockholder or director. These arrangements were entered into from February 1989 to June 1997, with varying lease terms. Approximately 50% of the facilities are under ten-year terms. The aggregate lease payments, including base rents, contingent rents and other miscellaneous payments in connection with these leases, totaled approximately $18.3 million in 1997.

    As of December 31, 1997, SunRise was a lessee or assignee of seven facilities from partnerships in which Mr. Bingaman had an equity interest of greater than ten percent. Each of these lease arrangements was entered into prior to the closing of the acquisition of Honorcare. All of the leases commenced on July 13, 1993 and terminate in 2001. The aggregate lease payments, including base rents, contingent rents and other miscellaneous payments in connection with these leases, totaled approximately $2.2 million in 1997. In January and February 1998, Mr. Bingaman sold his partnership interests that leased five of these facilities.

    The Company believes the terms of all of the foregoing transactions are as favorable to the Company as those that could have been obtained from non-affiliated parties in arm's-length transactions. However, the Company's contractual relationship with entities affiliated with members of the Board of Directors creates the potential for conflicts of interest.

                         COMPENSATION COMMITTEE REPORT

    This report sets forth information on the compensation and benefits provided to the Chief Executive Officer and other executive officers of the Company during 1997 and has been prepared by the Compensation Committee (the "Committee") of the Board of Directors.

    At the beginning of 1997, the Committee was comprised of three members, Lois
E. Silverman, R. James Woolsey and Martin G. Mand, all non-employee directors of the Company. In June 1997, Mr. Woolsey was replaced by James R. Tolbert, III, also a non-employee director of the Company. The basis for the changes in committee membership was to ensure that the Committee is composed solely of "outside directors" for purposes of Section 162(m) of the Code. Under Section 162(m), persons who are remunerated by the Company, either directly or indirectly, in any capacity other than as a director do not qualify as "outside directors." See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

COMPENSATION OBJECTIVES

    The Company has pursued and intends to continue to pursue a long-term operating strategy of growth through (i) selective acquisitions of long-term and subacute care facility operations, (ii) increased facility profitability through active marketing and by offering rehabilitation therapy, subacute care, institutional pharmaceutical services and other specialized services, and (iii) expansion of rehabilitation therapy, institutional pharmaceutical services and other ancillary services provided to non-affiliated long-term and subacute care facilities. The objectives of the compensation program for executives of the Company are to attract and retain the highest quality senior management team possible, to motivate exceptional performance, and to inspire teamwork among the executives and loyalty to the Company's objectives.

    In 1996 the Committee engaged Deloitte & Touche LLP ("Deloitte & Touche") as compensation consultants to review the total compensation provided to the Company's senior executives, to compare such compensation to the compensation provided to executives in a selected peer group of companies and to determine whether the Company's then current compensation structure was appropriate to achieve the

Company's objectives. Deloitte & Touche found that the base salaries and annual incentive bonuses paid to the Company's senior executives were below the market midpoint and the senior executives' long-term incentive compensation was significantly below the market midpoint. Deloitte & Touche recommended that the base salaries and potential annual incentive bonuses of the Company's executives be within 90% of the market midpoint for each position, and that more emphasis be placed on long-term performance based incentives. The Committee acted on the Deloitte & Touche recommendations in making its decisions with respect to 1997 salaries, bonuses and long-term incentive compensation.

    During the course of 1997, the Company underwent substantial growth in the complexity of its businesses and its geographic reach. Several significant acquisitions were accomplished and annual revenues increased 54% to in excess of $2.0 billion. In addition, the Company's net earnings increased over 1996 from $21.5 million to $34.8 million and diluted earnings per share increased from $.46 to $.74. This significant growth led to the Committee's decision to conduct another competitive analysis of the Company's executive compensation programs. In November 1997, the Committee engaged The Hay Group ("Hay"), as an executive compensation consultant, to perform an analysis of the total compensation package of the Company's senior executives, its mid-level corporate executives and its senior operations executives. Hay completed its review in February 1998 and the Compensation Committee acted on the Hay recommendations in approving annual bonuses for 1997.

COMPENSATION PROGRAMS

    In reviewing the compensation of the senior executives, the Committee considers four factors: (i) base salary; (ii) annual incentive bonus; (iii) long-term incentive compensation; and (iv) benefits, including retirement programs and perquisites.

BASE SALARIES

    In March of each year the Committee reviews the base salary of each executive officer of the Company to determine whether adjustments are appropriate. With respect to senior executives other than the Chief Executive Officer, the Committee considers the recommendations of Mr. Turner in determining salary adjustments. The base salary of the Chief Executive Officer is set by the Committee.

    CHIEF EXECUTIVE OFFICER. Effective April 1, 1997, the Committee increased Mr. Turner's annual salary by $50,000 to $550,000. This represented the first increase in Mr. Turner's salary since 1994. The Committee's determination to increase Mr. Turner's salary for 1997 was based on the findings from the Deloitte & Touche study which showed that Mr. Turner's salary was below the market midpoint for his position and the Company's progress in achieving growth despite the cloud of an ongoing regulatory investigation.

    OTHER EXECUTIVE OFFICERS. The April 1, 1997 salary adjustments for the Company's executive officers (including the Named Executive Officers) were established by the Committee based upon a review of the market midpoint base salaries provided by Deloitte & Touche. In establishing these salaries, the Committee also evaluated the responsibilities of the position held by and the experience of each officer, and the performance of each officer in achieving individual and organizational goals during the preceding year. In September 1997, Mr. Wimer and Mr. Woltil received promotions resulting in increased responsibilities. At that time, the Committee approved increases in their base salaries.

ANNUAL INCENTIVE BONUS

    The Company's annual incentive bonus program for executive officers is designed to motivate exceptional operational performance which results in the attainment of the Company's annual financial, strategic and quality goals. At the recommendation of the Chief Executive Officer, the annual bonus plan for Senior Vice Presidents for 1997 provided for bonuses of up to 40% of the base salary of each executive involved, based upon a combination of objective and qualitative factors including the Company's achievement of preestablished earnings objectives. With respect to executives other than the Chief Executive Officer, the Committee considered the recommendations of Mr. Turner in determining actual bonus payouts. In its study, Deloitte & Touche recommended that the annual incentive plan include all members of the executive management team and that targeted incentives be developed with a system of tiers using system-wide performance criteria.

    The substantial growth in the Company's business during 1997 and the promotions received and additional responsibilities taken on by Mr. Wimer and Mr. Woltil during the course of the year prompted a review of the compensation which they received. This analysis was completed as a part of the Hay study in February 1998 and resulted in an increase in the 1997 bonuses paid to these individuals to 60% of their base salary rates at the end of 1997.

    CHIEF EXECUTIVE OFFICER. Mr. Turner was awarded a bonus of $550,000 for 1997. In determining Mr. Turner's bonus the Committee considered several factors, including Mr. Turner's success in strengthening the Company's senior management team and leading and achieving continued growth in revenue in each of the Company's major lines of business. The Committee also took into consideration the results of the Hay analysis which showed that the average target bonus for CEOs was 75% and the average maximum bonus was 130% of salary.

    OTHER NAMED EXECUTIVE OFFICERS. Based on their success in achieving their objectives for 1997, the Committee approved bonuses of $255,000 to Mr. Wimer, $240,000 to Mr. Woltil, $138,000 to Mr. Levin and $108,000 to Mr. Murphy.

LONG TERM INCENTIVE COMPENSATION

    In its 1996 study, Deloitte & Touche determined that the Company's long term incentive compensation was not competitive with peer group organizations and recommended that actions be taken to align the Company's long term incentive opportunity for each executive with the targeted market midpoint. Specifically, Deloitte & Touche recommended that a one-time restricted stock award be made to certain executive officers to create immediate equity ownership among the executive team that was competitive with the long term incentives earned by their counterparts within the peer group studied by Deloitte & Touche. The Committee approved this recommendation.

    CHIEF EXECUTIVE OFFICER. Based on the recommendation of Deloitte & Touche in January 1997, the Committee made a one-time award to Mr. Turner of 251,000 shares of restricted stock. The shares vest in five equal annual installments beginning on the first anniversary of the date of grant. Non-vested shares are subject to forfeiture if Mr. Turner's employment terminates prior to the last vesting date.

    OTHER NAMED EXECUTIVE OFFICERS. Based on the recommendations of Deloitte & Touche, the Committee made a one-time award of the following numbers of restricted shares to the other Named Executive Officers: Mr. Wimer, 124,000 shares; Mr. Woltil, 66,000 shares; Mr. Levin, 122,000 shares; and Mr. Murphy, 59,000 shares. One fifth of these shares were vested immediately because these executives had been promised a new long-term equity incentive benefit for over a year. The remaining shares vest in four equal annual installments beginning on the first anniversary of the date of award. Non-vested shares are subject to forfeiture if the Named Executive Officers' employment terminates prior to the last vesting date.

    None of the Named Executive Officers received stock option awards during 1997.

BENEFITS

    The Company's executives receive the retirement, health and welfare benefits which are available to all the Company employees. Executives are eligible for participation in the Company's 401(k) Retirement

Savings Plan, consistent with annually-determined limits for highly compensated employees and Federal contribution limits. A non-qualified, voluntary Executive Deferred Compensation Plan is also available for the Company's senior managers, with no matching provision. Beginning in February 1998, the executive officers are eligible to participate in the Company's non-qualified Employee Stock Purchase Plan. Other benefits, or perquisites which are approved by the Committee, such as a company automobile, may be provided at the discretion of the Chief Executive Officer with approval of the Committee.

POLICY ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Under Section 162(m) of the Code, the Company is generally precluded from deducting compensation in excess of $1 million per year for its Chief Executive Officer and any of its four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. As discussed above, the composition of the Committee changed during 1997 in order to ensure that Section 162(m)'s requirements for deductibility will be met with respect to certain compensation paid to the executive officers of the Company.

    While it is the Committee's intention to maximize the deductibility of compensation paid to executive officers, deductibility will be only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation. The Committee intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders.

                                              Lois E. Silverman, Chairperson
                                              Martin G. Mand
                                              James R. Tolbert III

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph and chart compare the cumulative total stockholder return for the period from July 2, 1993 through December 31, 1997 on an investment of $100 in (i) the Company's Common Stock, (ii) the New York Stock Exchange market index and (iii) the Media General Health Institutional Services Industry Group Index ("MG Group Index," which consists of 283 institutional health services companies). Cumulative total stockholder return assumes the reinvestment of all dividends. Stock price performances shown in the graph are not necessarily indicative of future price performances.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SUN HEALTHCARE GROUP, INC.         MG GROUP INDEX        NYSE MARKET INDEX
7/2/93                               $100.00               $100.00                  $100.00
12/31/93                             $136.73               $121.72                  $107.39
12/30/94                             $207.14               $135.10                  $105.31
12/29/95                             $110.20               $169.09                  $136.55
12/31/96                             $110.20               $168.18                  $164.48
12/31/97                             $158.16               $173.50                  $216.39

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

    At the beginning of the 1997 fiscal year, the Compensation Committee was comprised of three members, Lois E. Silverman, Martin G. Mand and R. James Woolsey, all non-employee members of the Board of Directors. In June 1997, Mr. Woolsey was replaced by James R. Tolbert, III, also a non-employee member of the Board of Directors. None of these directors were employees of the Company.

    Mr. Woolsey, in his capacity as a partner in the law firm of Shea & Gardner, provided certain legal services to the Company in 1997. The Company believes the terms of such relationship are as favorable to the Company as that which could have been obtained from a non-affiliated party in an arm's-length relationship. However, the Company's contractual relationship with a member of the Board of Directors creates the potential for a conflict of interest.

    No executive officer of the Company during the last fiscal year served as a member of a compensation committee or director of another entity in a situation in which an executive officer of such other entity served as a member of the Company's Compensation Committee.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

    The Board of Directors recommends that the stockholders ratify the selection of Arthur Andersen LLP as independent public accountants to audit the accounts of the Company and its subsidiaries for 1998.

    A representative of Arthur Andersen LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

    The ratification of the selection of Arthur Andersen LLP is being submitted to the stockholders because the Board of Directors believes that such action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection of independent public accountants, the Board will consider it a directive to consider selecting other public accountants for the subsequent year. Even if the stockholders ratify the selection, the Board of Directors, in its discretion, may still direct the appointment of new independent public accountants at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1997 (the "Annual Report"), which includes financial statements for the year ended December 31, 1997, has been distributed to stockholders prior to the date of delivery of this Proxy Statement.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO INVESTOR RELATIONS, SUN HEALTHCARE GROUP, INC., 101 SUN AVENUE, N.E., ALBUQUERQUE, NEW MEXICO 87109, OR BY TELEPHONE REQUEST TO (505) 821-3355.

                        APPRAISAL AND DISSENTERS' RIGHTS

    Under Delaware law, holders of Common Stock are not entitled to appraisal or dissenters' rights with respect to the matters to be considered at the Annual Meeting.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders submitted pursuant to Rule 14a-8 of the Commission for inclusion in the proxy statement for the 1999 annual meeting of stockholders must be received by the Company at its principal executive offices at 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109 on or before February 23, 1999.

    Under the Company's bylaws, stockholders desiring to nominate persons for election as directors or bring other business before the stockholders at an annual meeting must notify the Secretary of the Company in writing not less than 60 days before the annual meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting, or not less than 90 days before the annual meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting. Stockholders' notices must contain the specific information set forth in the bylaws. Stockholders will be furnished a copy of the Company's bylaws without charge upon written request to the Secretary of the Company.